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                                                               EXHIBIT 8

                    [LETTERHEAD OF HOLME ROBERTS & OWEN LLC]


                               December 21, 1995


United Video Satellite Group, Inc.
7140 South Lewis Avenue
Tulsa, Oklahoma 74136-5422

            Re:  Merger of a Wholly-Owned Subsidiary of
                 Tele-Communications, Inc. into
                 United Video Satellite Group, Inc.

Ladies and Gentlemen:

       This tax opinion is with respect to the merger of a wholly-owned subsidiary ("Merger Sub") of Tele-Communications, Inc. ("TCI") with and into United Video Satellite Group, Inc. ("UVSG") with UVSG surviving the merger. The merger will be carried out pursuant to the Agreement and Plan of Merger dated as of July 10, 1995, as amended, among TCI, UVSG and Merger Sub (the "Merger Agreement"). Undefined capitalized terms used herein have the same meaning as in the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 22, 1995 with respect to the transaction (the "Prospectus").

       This opinion is rendered in connection with the discussion included under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In rendering our opinion, we have examined the Merger Agreement, the Prospectus and such other documents as are available at this time as we have deemed necessary to provide a basis for this tax opinion.

       Our opinion is based on a number of assumptions. If any of these assumptions is not true or accurate, our opinion may be different. In rendering our opinion, we have assumed the following:
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United Video Satellite Group, Inc.
December 21, 1995
Page 2

       (a) The Merger Agreement, including the agreements referred to therein, sets forth the complete agreement among the parties with respect to the Merger and are binding and enforceable in accordance with their terms;

       (b) The Merger and related transactions will take place as described in the Merger Agreement, the facts and representations described in the Merger Agreement are accurate and will continue to be accurate as of the Effective Time, and the conduct of the parties is and will be materially consistent with those facts;

       (c)  The Merger will be a valid merger under applicable state law;

       (d) The representations made to us by UVSG, TCI and Mr. Flinn as set forth in letters to us dated December 14, 1995, December 18, 1995 and August 22, 1995 respectively, (which we have not independently verified), are true and correct in all material respects and will continue to be true and correct in all material respects at the Effective Time;

       (e) The Liberty Media Group Preferred Stock and the LMG Series A Common Stock constitute voting stock of TCI for federal income tax purposes and TCI's tax counsel has rendered a favorable opinion on this matter; and

       (f) At the Effective Time, the UVSG stockholders will not have any plan or intention to sell, exchange, or otherwise dispose of more than 50 percent of their stock interest in TCI that they receive pursuant to the Merger transaction and will not have any plan or intention to sell, exchange or otherwise dispose of more than 50 percent of their shares of UVSG common stock remaining after the Merger. For this purpose, prior or subsequent dispositions of stock related to the Merger would be considered in determining whether the 50 percent requirement has been met.

       Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Regulations issued thereunder and the public administrative and judicial interpretation thereof. The Code and the Regulations and the interpretation thereof by the Internal Revenue Service (the "Service") and the courts are subject to change, and any changes could be applied retroactively. If the applicable law changes, our opinion may be different.
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United Video Satellite Group, Inc.
December 21, 1995
Page 3

       Subject to the assumptions, conditions and qualifications described herein and in the section of the Prospectus captioned "Certain Federal Income Tax Consequences," it is our opinion that for federal income tax purposes: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by the stockholders of UVSG from their receipt of TCI/LMG preferred stock in exchange for their UVSG common stock in the Merger. These matters are not free from doubt and there are no court decisions or published Service rulings considering a similar transaction. As described in the Prospectus if the stockholders of UVSG receive any consideration for their UVSG stock other than the TCI/LMG Preferred Stock, the other consideration will be taxable to them.

       In our opinion: (i) the section of the Prospectus captioned "Certain Federal Income Tax Consequences" describes the material federal income tax consequences expected to result to the stockholders of UVSG from the Merger, subject to the conditions and limitations described therein; and (ii) the discussion under the caption "Ownership and Disposition of TCI/LMG Preferred Stock" addresses the principal federal income tax issues expected to arise with respect to the ownership and disposition of the TCI/LMG Preferred Stock received in the Merger, subject to the conditions and limitations described therein.

       Our opinions are limited in their scope. They only cover those federal income tax consequences of the Merger expressly addressed above, subject to the assumptions, conditions and qualifications described above.

       Our opinion may change if the applicable law changes, if any of the facts of the Merger transactions as included in the Merger documents are inaccurate or change, if any of the representations made to us by UVSG, TCI or Mr. Flinn in the representation letters are not true and correct in all material respects, if any of the assumptions described above is not true or accruate, or if the conduct of the parties is materially inconsistent with the facts reflected in the Merger documents.

       We note that on December 7, 1995, the Treasury Department proposed legislation that would treat certain preferred stock received in a corporate reorganization as "boot" and not as qualified stock consideration. If the TCI/LMG Preferred Stock is not qualified stock consideration, the Merger transaction would be a taxable transaction. The specific statutory language for this proposal has not been released by the Treasury Department as of the date of the Prospectus, but based on the summary descriptions of the proposal that have been released by the Treasury Department, there is a strong position that the proposal would not apply to the TCI/LMG Preferred Stock. However, there can be no assurance that tax legislation
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United Video Satellite Group, Inc.
December 21, 1995
Page 4

enacted in the future would not result in the Merger transaction being a taxable transaction. As stated above, our opinion is based on current federal income tax law and we express no opinion as to whether any future legislation will apply to the Merger transaction.

       Our opinion does not cover all tax issues with respect to the Merger. The opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above and it has no official legal status of any kind. The Service may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

       The opinions expressed herein are solely for your benefit and the benefit of the UVSG stockholders at the Effective Time, and it may not be relied upon in any manner or for any purpose by any other person.

       We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                           Very truly yours,

                           HOLME ROBERTS & OWEN LLC


                           By: /s/Robert J. Welter
                               -----------------------------
                                 Robert J. Welter,  Member